EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2009 Results
CLEVELAND, Ohio, August 7, 2009 — Applied Industrial Technologies (NYSE: AIT) today reported lower sales and earnings for its fourth quarter and fiscal 2009 year ended June 30, 2009.
Results for the fourth quarter and full year were impacted by a $36.6 million non-cash goodwill impairment charge which is primarily associated with goodwill from the August 2008 acquisition of Fluid Power Resource.
Fiscal 2009 sales decreased 8.0% to $1.9 billion from $2.1 billion in fiscal 2008. Net income for the year decreased to $42.3 million, or $0.99 per share, versus $95.5 million, or $2.19 per share, in the previous year. On a non-GAAP basis, excluding the impairment charge, net income for fiscal 2009 was $65.3 million, or $1.53 per share.
Net sales for the fourth quarter declined 19.7% to $425.2 million from $529.7 million in the comparable period a year ago. Net loss for the quarter was $8.0 million, or $0.19 per share, compared to net income of $24.4 million, or $0.57 per share, last year. On a non-GAAP basis, excluding the impairment charge, net income for the fourth quarter was $15.0 million, or $0.35 per share.
On a non-GAAP basis, excluding the impairment charge, operating income for fiscal 2009 and the fourth quarter was $109.1 million, or 5.7% of sales, and $21.9 million, or 5.2% of sales, respectively.
Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, “As we expected, our fiscal fourth quarter operating performance reflected the impact of the worsening global recession on our customers, which resulted in significantly lower sales.
“We began making significant adjustments to our cost structure last fall and accelerated our efforts in December with aggressive actions aimed at controlling costs, managing assets, and preserving margins. As a result, and in spite of the difficult economic environment, we generated $81 million in cash from operations in fiscal 2009. We have always managed the business conservatively, focusing on cash generation and maintaining a healthy balance sheet to protect the interests of shareholders. Considering the shape of the economy and much of the U.S. industrial sector, we believe we are protected in the short term and are in a solid strategic position for the long term.

“Looking ahead to fiscal 2010, we expect the majority of the markets we serve will remain soft, and we will continue to see competitive pricing pressure. Accordingly, we will continue to take actions to adjust our cost structure and to manage assets. While there is speculation that the general economy will improve over the next 12 months, we have yet to see an upturn in sales trends and therefore will continue to manage conservatively going forward. Given this uncertainty and lack of visibility, we expect earnings per share for fiscal 2010 to be in the range of $0.90 to $1.30, a wider range than typically provided, on expected sales of $1.65 billion to $1.85 billion.”
In addition to reporting results that are determined in accordance with generally accepted accounting principles in the U.S. (GAAP), the Company is also reporting non-GAAP results of operations that excludes the charge for goodwill impairment. This non-GAAP information complements the results provided in accordance with GAAP, and supplies investors with relevant and useful data about the Company’s ongoing operations.
Applied will host its conference call for investors and analysts on Friday, August 7, 2009, at 1 p.m. ET. To join the call, dial 1-800-446-2782 or 1-847-413-3235 (for International callers) using passcode 24990347. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Ben J. Mondics, and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-843-8996 (passcode 24990347).
Applied will hold its Annual Meeting of Shareholders on Tuesday, October 20, 2009, 10 a.m. ET, at its Corporate Headquarters, 1 Applied Plaza (E. 36th & Euclid Avenue), Cleveland, Ohio. August 24, 2009, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.
With approximately 460 facilities and 4,700 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2009, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “looking ahead, “expect,” “believe,” “will,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Sales	$425,183	$529,745	$1,923,148	$2,089,456
Cost of sales	308,946	386,509	1,403,138	1,520,173

	116,237	143,236	520,010	569,283
Selling, distribution and administrative, including depreciation	94,340	104,581	410,912	416,459
Goodwill impairment	36,605		36,605

Operating Income (Loss)	(14,708)	38,655	72,493	152,824
Interest expense, net	1,254	366	4,424	882
Other (income) expense, net	(868)	(326)	2,255	227

Income (Loss) Before Income Taxes	(15,094)	38,615	65,814	151,715
Income Tax (Benefit) Expense	(7,064)	14,178	23,554	56,259

Net (Loss) Income	$(8,030)	$24,437	$42,260	$95,456

Net (Loss) Income Per Share — Basic	$(0.19)	$0.58	$1.00	$2.23

Net (Loss) Income Per Share — Diluted	$(0.19)	$0.57	$0.99	$2.19

Average Shares Outstanding — Basic	42,272	42,297	42,287	42,797

Average Shares Outstanding — Diluted	42,768	42,967	42,794	43,552

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements are computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventory and the effect of year end inventory quantities on LIFO costs. Reductions in year end inventories during the fiscal years ended June 30, 2009 and 2008 resulted in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect of these liquidations for the years ended June 30, 2009 and 2008 increased gross profit by $4,419 and $626, net income by $2,693 and $383 and net income per share by $0.06 and $0.01.
(2) During the quarter ended June 30, 2009, the Company performed an interim impairment test, which indicated that goodwill in the fluid power segment was impaired at June 30, 2009. Therefore, the Company recorded a non-cash impairment charge that decreased operating income by $36,605, net income by $23,000 and net income per share by $0.54.
(3)  During the quarter ended June 30, 2009, the Company reduced income tax expense by $1.3 million due to tax benefits that are not expected to re-occur in fiscal 2010. Additionally, adjustments in the quarter reduced SD&A expenses $3.5 million related to the reversal of prior years’ long-term incentive accruals and other items not expected to re-occur. These items combined to increase net income per share by $0.08.
(4) At the end of August 2008, we completed the acquisition of Fluid Power Resource, LLC, including seven fluid power businesses for a cost of $166.9 million. The results of operations have been included in the condensed statements of consolidated income as of the acquisition date. Preliminary purchase accounting allocations, including amounts for goodwill and intangible assets, have been updated to reflect current information in the condensed consolidated balance sheet as of June 30, 2009.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2009	2008

Assets
Cash and cash equivalents	$27,642	$101,830
Accounts receivable, net of allowances of $6,464 and $6,119	198,792	245,119
Inventories	254,690	210,723
Other current assets	44,470	48,525

Total current assets	525,594	606,197
Property, net	62,735	64,997
Intangibles, net	95,832	19,164
Goodwill	63,108	64,685
Other assets	62,059	43,728

Total Assets	$809,328	$798,771

Liabilities
Accounts payable	$80,655	$109,822
Short-term debt	5,000
Other accrued liabilities	70,901	87,189

Total current liabilities	156,556	197,011
Long-term debt	75,000	25,000
Other liabilities	69,670	74,685

Total Liabilities	301,226	296,696

Shareholders’ Equity	508,102	502,075

Total Liabilities and Shareholders’ Equity	$809,328	$798,771

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Year Ended June 30,
	2009	2008

Cash Flows from Operating Activities
Net income	$42,260	$95,456
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	36,605
Depreciation	12,736	12,776
Amortization of intangibles	9,655	1,663
Share-based compensation	4,092	3,376
Gain on sale of property	(320)	(1,214)
Treasury shares contributed to employee benefit and deferred compensation plans	410	812
Changes in operating assets and liabilities, net of acquisitions	(12,836)	1,043
Other, net	(11,302)	(3,609)

Net Cash provided by Operating Activities	81,300	110,303

Cash Flows from Investing Activities
Property purchases	(6,988)	(8,410)
Proceeds from property sales	757	1,372
Net cash paid for acquisition of businesses, net of cash acquired	(172,199)	(22,105)
Other		2,304

Net Cash used in Investing Activities	(178,430)	(26,839)

Cash Flows from Financing Activities
Net short-term borrowings under revolving credit facility	5,000
Borrowings under revolving credit facility classified as long-term	50,000
Long-term debt repayments		(50,000)
Purchases of treasury shares	(1,210)	(33,224)
Dividends paid	(25,378)	(25,728)
Excess tax benefits from share-based compensation	802	3,761
Exercise of stock options	408	1,664
Other	(1,120)

Net Cash provided by (used in) Financing Activities	28,502	(103,527)

Effect of Exchange Rate Changes on Cash	(5,560)	2,228

Decrease in cash and cash equivalents	(74,188)	(17,835)
Cash and cash equivalents at beginning of period	101,830	119,665

Cash and Cash Equivalents at End of Period	$27,642	$101,830